EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                           INDUSTRIAL HOLDINGS, INC.,

                            BLASTCO SERVICES COMPANY,

                                 GARY H. MARTIN

                                       AND

                                WILLIAM R. MASSEY

                   Dated June 13, 2000 but effective as of April 1, 2000

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                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") dated June 13, 2000 (the "SIGNING DATE") but effective as of April 1, 2000 (the "EFFECTIVE DATE"), by and among Industrial Holdings, Inc., a Texas corporation ("IHI"), Blastco Services Company, a Texas corporation (the "COMPANY"), and Gary H. Martin and William R. Massey (collectively, the "PURCHASERS").

      WHEREAS, IHI is the owner of all of the issued and outstanding shares of common stock of the Company (the "COMPANY SHARES");

      WHEREAS, the Purchasers desire to purchase from IHI, and IHI desires to sell to the Purchasers, the Company Shares; and

      WHEREAS, the Company joins in the execution of this Agreement for the purpose of evidencing its consent to the consummation of the foregoing transactions and for the purpose of making certain representations, warranties and covenants to IHI.

      NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      1.1. DEFINITIONS. Capitalized terms used in this Agreement shall have the following meanings:

      "AFFILIATE" of a specified person or entity means a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person or entity.

      "AGREEMENT" has the meaning set forth in the first paragraph of this Agreement.

      "CLOSING" has the meaning set forth in ARTICLE III.

      "CLOSING DATE" has the meaning set forth in ARTICLE III.

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "COMPANY" has the meaning set forth in the first paragraph of this Agreement.

      "COMPANY NOTE" has the meaning set forth in SECTION 2.2.

      "COMPANY SHARES" has the meaning set forth in the second paragraph of this Agreement.

      "COMPETITIVE BUSINESS" has the meaning set forth in Section 8.10.

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      "DELIVERY LOCATION" has the meaning set forth in SECTION 6.2.

      "DISSOLUTION" means the act of the Secretary of State issuing a certificate of dissolution for the Company or the entry of a decree of a court dissolving the Company.

      "EFFECTIVE DATE" has the meaning set forth in the first paragraph of this Agreement.

      "ENCUMBRANCES" means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), licenses, sublicenses, easements and other encumbrances of every type and description, whether imposed by law, agreement, undertaking or otherwise.

      "ENVIRONMENTAL LAW" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

      "EQUIPMENT" has the meaning set forth in SECTION 6.1.

      "GUARANTEED INDEBTEDNESS" has the meaning set forth in SECTION 8.3.

      "HAZARDOUS MATERIAL" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component, and includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

      "IHI" has the meaning set forth in the first paragraph of this Agreement.

      "IHI CORPORATE TAXES" has the meaning set forth in SECTION 8.1.

      "IHI SHARES" has the meaning set forth in SECTION 2.2.

      "LOSS" or "LOSSES" means all liabilities, losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, fees, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation).

      "MERGER AGREEMENT" has the meaning set forth in SECTION 2.2.

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      "PARTNERSHIP TAX ITEMS" has the meaning set forth in SECTION 8.1.

      "PASSTHROUGH ENTITY" has the meaning set forth in SECTION 8.1.

      "POST-EFFECTIVE PERIOD" means any Tax period, under applicable Tax laws, commencing after the Effective Date.

      "PRE-EFFECTIVE PERIOD" means any Tax period, under applicable Tax laws, ending after the date of the Merger Agreement and on or before the Effective Date.

      "PURCHASE PRICE" has the meaning set forth in SECTION 2.2.

      "PURCHASERS" has the meaning set forth in the first paragraph of this Agreement.

      "SIGNING DATE" has the meaning set forth in the first paragraph of this Agreement.

      "TAX" or "TAXES" means any income, franchise, profits, capital duty or other similar tax imposed by any governmental entity, and any interest, penalties or other amounts in respect of the foregoing.

      "TERRITORY" has the meaning set forth in SECTION 8.10.

      "TREASURY REGULATIONS" means the regulations promulgated by the U.S. Treasury Department under the Code.

      1.2. INTERPRETATION. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in SECTIONS 1.1 AND 1.2 and elsewhere in this Agreement include the plural as well as the singular;

            (b) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

                                   ARTICLE II
               SALE AND TRANSFER OF COMPANY SHARES; PURCHASE PRICE

      2.1. SALE AND TRANSFER OF COMPANY SHARES. Subject to the terms and conditions of this Agreement, at the Closing, but effective as of the Effective Date, IHI shall sell, convey and deliver to the Purchasers, and the Purchasers shall purchase and accept from IHI, on a joint and several basis, all of the right, title and interest of IHI in and to the Company Shares. At the Closing, IHI shall deliver to the Purchasers certificates evidencing the Company Shares, duly endorsed for transfer or accompanied by duly executed stock powers.

      2.2. PURCHASE PRICE. In consideration for the sale of the Company Shares to the Purchasers, the Purchasers and the Company shall make the following deliveries at the Closing as the purchase price (the "PURCHASE PRICE"):

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            (a) the Purchasers shall pay to IHI Two Million and No/100 Dollars
($2,000,000) by cashier's check or wire transfer at such bank account as has been designated by IHI;

            (b) the Purchasers shall deliver a promissory note payable to IHI in the aggregate principal amount of Three Hundred Thousand and No/100 Dollars ($300,000), which note shall bear no interest, become finally due and payable on September 1, 2000 and be in the form attached hereto as EXHIBIT A;

            (c) the Purchasers shall deliver those certain 1,586,265 shares of common stock of IHI (the "IHI SHARES") that were issued by IHI to the Purchasers pursuant to that certain Agreement and Plan of Merger dated January 15, 1999 among IHI, Industrial Holdings Acquisition Four, Inc., the Company, the shareholders of the Company named therein and their spouses (the "MERGER AGREEMENT"), which IHI Shares shall be duly endorsed in blank by the applicable Purchaser or accompanied by duly executed blank stock powers; and

            (d) the Company shall deliver a promissory note payable to IHI in the aggregate principal amount of Five Hundred Thousand and No/100 Dollars ($500,000), which note shall bear interest at an annual rate of 9%, become finally due and payable on June 9, 2002, and be in the form attached hereto as EXHIBIT B (the "COMPANY NOTE") .

                                   ARTICLE III
                                     CLOSING

      The consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Gardere Wynne Sewell & Riggs, L.L.P., 1000 Louisiana, Suite 3400, Houston, Texas 77002, at 10:00 a.m. on Wednesday, June 14, 2000 or at such other time and date as the Purchasers and IHI may mutually agree, which date shall be referred to as the "CLOSING DATE."

                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF IHI

      IHI represents and warrants to the Purchasers as of the Signing Date and the Closing Date as follows:

      4.1.  AUTHORIZATION; NON-CONTRAVENTION.

            (a) IHI has the requisite corporate power and authority to enter into this Agreement. The execution, delivery and performance of this Agreement have been approved by the board of directors of IHI. No additional corporate proceedings on the part of the IHI are necessary to authorize the execution and delivery of this Agreement and the consummation by IHI of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by IHI, and, assuming the due authorization, execution and delivery hereof by the Purchasers, constitutes a valid and binding agreement of IHI.

            (b) The execution and delivery of this Agreement by IHI does not, and the consummation by IHI of the transactions contemplated hereby will not, violate or result in a breach

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of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of an Encumbrance upon any of the properties or assets of the IHI or the Company Shares under any of the terms, conditions or provisions of, (i) the Articles of Incorporation or By-laws of IHI, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to IHI or any of its properties or assets or the Company Shares, or (iii) except for IHI's existing credit facilities with Comerica Bank-Texas and EnSerCo, any agreement, note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, lease or other instrument, obligation or agreement of any kind to which IHI is now a party or by which the IHI or any of its properties or assets (including the Company Shares) may be bound or affected, the result of which will have a material adverse effect upon the financial condition, results of operations or business of IHI.

      4.2. CAPITALIZATION. All of the issued and outstanding shares of capital stock of the Company are owned by IHI. Upon consummation of the transactions contemplated hereby, the Purchasers will acquire good, valid and marketable title to the Company Shares, free and clear of all Encumbrances. No subscription, option, warrant, call, convertible or exchangeable security, other conversion right or commitment of any kind exists which obligates the Company to issue any of its capital stock or IHI to transfer any of the Company Shares.

      4.3. NO OTHER REPRESENTATIONS. No warranty or representation shall be deemed to have been made by IHI except for the warranties and representations set forth in this ARTICLE IV.

                                    ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

      The Purchasers, jointly and severally, represent and warrant to IHI as of the Signing Date and the Closing Date, as follows:

      5.1.  AUTHORIZATION; NON-CONTRAVENTION.

            (a) The Purchasers have the full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchasers, and, assuming the due authorization, execution and delivery by the Company and IHI, constitutes a valid and binding agreement of the Purchasers, enforceable against the Purchasers in accordance with its terms.

            (b) The execution and delivery of this Agreement by the Purchasers does not, and the consummation by the Purchasers of the transactions contemplated hereby will not, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of Encumbrances upon any of the properties or assets of the Purchasers under any of the terms, conditions or provisions of (i) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Purchasers or any of its properties or assets or
(ii) any note, bond, mortgage, indenture, deed of

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trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Purchasers are now a party or by which the Purchasers or any of their properties or assets may be bound or affected.

      5.2. LITIGATION. There are no suits, actions, or legal, administrative, arbitration or other proceedings or, to the Purchasers' knowledge, governmental investigations against the Purchasers pending or, to the Purchasers' knowledge, threatened, which seek to prevent the consummation of the transactions contemplated hereby.

      5.3. IHI SHARES. All of the IHI Shares are owned by the Purchasers. Upon consummation of the transactions contemplated hereby, IHI will acquire good, valid and marketable title to the IHI Shares, free and clear of all Encumbrances (except for any securities law restrictions set forth on the legends of the certificates for the IHI Shares). No subscription, option, warrant, call, convertible or exchangeable security, other conversion right or commitment of any kind exists which obligates the Purchasers to transfer the IHI Shares to any person or entity other than IHI.

      5.4. INFORMATION. The Purchasers have been and are currently senior managers of the Company, and as such, have all information related to the Company, its business and assets, and all information necessary to make an informed judgement regarding the transactions contemplated herein.

      5.5. NO OTHER REPRESENTATIONS. No warranty or representation shall be deemed to have been made by the Purchasers except for the warranties and representations set forth in this ARTICLE V.

                                   ARTICLE VI
                                    EQUIPMENT

      6.1. EQUIPMENT. As additional consideration for the IHI Shares, the Purchasers and the Company shall transfer, convey and assign their ownership in certain valves and equipment (the "EQUIPMENT") owned by the Purchasers and the Company to IHI, including but not limited to all gate valves, plug valves, ball valves, check valves, control valves, relief valves, gas meters and Daniel Senior orifice fittings valves in the Company's yards and in the south side of William R. Massey's west yard. The Equipment shall be satisfactory to IHI and shall have an aggregate fair market value of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000), to be determined by IHI in its sole discretion. At the time of delivery of any part of the Equipment, the Purchasers and the Company shall deliver a Bill of Sale and Assignment in the form attached hereto as EXHIBIT C transferring ownership of the Equipment to IHI free and clear of all Encumbrances, except to the extent encumbered by liens filed against the Equipment by Comerica Bank-Texas as a result of obligations owed to it by IHI. Until the Equipment is delivered to IHI at the Delivery Location, the Purchasers and the Company covenant (i) to hold the Equipment in storage on behalf of IHI and to protect such Equipment against damage, (ii) to not use the Equipment, and
(iii) to not Encumber the Equipment. The Purchasers and the Company shall jointly and severally indemnify and hold harmless IHI against any Losses to or Encumbrances upon the Equipment, other than Encumbrances caused by IHI, until the time of delivery at the Delivery Location.

      6.2. EQUIPMENT DELIVERY. On or prior to July 31, 2000, the Purchasers and the Company shall cause a portion of the Equipment, as selected in writing by IHI, with a value of at least Seven

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Hundred Fifty Thousand and No/100 Dollars ($750,000) to be delivered to IHI's facility at 7135 Ardmore, Houston, Texas 77054 or such other location (the "DELIVERY LOCATION") designated in writing by IHI that is of equal or less distance from the Purchasers' facility in Midland, Texas. On or prior to October 31, 2000, the Purchasers shall cause the remaining Equipment to be delivered to the Delivery Location. The Purchasers and the Company shall be responsible for all expenses in connection with the delivery of the Equipment to the Delivery Location.

      6.3. RISK OF LOSS; INSURANCE. The Purchasers and the Company shall be jointly and severally responsible for risk of loss and damage to any Equipment until such Equipment is delivered to IHI at the Delivery Location.

      6.4. EQUIPMENT DISPUTES. If there is a dispute between the parties hereto with respect to the items contemplated by this ARTICLE VI, the decision of IHI shall control.


                                   ARTICLE VII
                                    RELEASES

      7.1. RELEASE BY PURCHASERS. Effective as of the Closing, the Purchasers and their successors and assigns, and anyone claiming by, through, or under the Purchasers including but not limited to Lubrication Services, Inc., World Wide Leasing, L.P., Rino Equipment, Ltd., Robert Fair, Midland Recycle, L.L.C., M&L Valve Service, Inc., World Wide Operations, Southwest Casting, Inc. and Western Casting, Ltd. release, acquit, discharge and forever hold harmless IHI, the Company, Robert E. Cone, St. James Capital Partners, L.P., St. James Capital Corp., SJMB, L.P., a/k/a St. James Merchant Bankers L.P., SJMB L.L.C., John L. Thompson and Charles E. Underbrink and, as applicable, their present and former officers, directors, shareholders, Affiliates, partners, agents, servants, attorneys, insurers and employees, and all persons, natural or corporate, in privity with any of them, including any Affiliates, of and from any and all claims, liabilities, obligations (including indemnification or guaranty obligations) and causes of action of whatever kind, whether known or unknown, directly or indirectly related to the facts and claims relating to IHI's ownership and operation of the Company or any of the Company's Affiliates.

      7.2. RELEASE BY IHI. Effective as of the Closing, IHI and the Company and their officers, directors, and shareholders, successors and assigns, and anyone claiming by, through, or under them, release, acquit, discharge and forever hold harmless the Purchasers and their agents, servants, attorneys, insurers and employees, and all persons, natural or corporate, in privity with them, including any Affiliate, Lubrication Services, Inc., World Wide Leasing, L.P., Rino Equipment, Ltd., Robert Fair, Midland Recycle, L.L.C., M&L Valve Service, Inc., World Wide Operations, Southwest Casting, Inc. and Western Casting, Ltd., of and from any and all claims, liabilities, obligations and causes of action of whatever kind, whether known or unknown, directly or indirectly related to IHI's ownership and operation of the Company or any of the Company's Affiliates. This release shall not apply to any agreement, covenant, release, spousal consent, representation or warranty made by the Purchasers and their spouses under this Agreement.

                                  ARTICLE VIII
                        CERTAIN COVENANTS AND AGREEMENTS

      8.1.  FUTURE COOPERATION; TAX MATTERS.

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            (a) IHI, the Company and the Purchasers shall each deliver or cause to be delivered to the others following the Closing such additional instruments as the other may reasonably request for the purpose of fully carrying out this Agreement.

            (b) The Company will provide IHI with access to such of its books and records as may be reasonably requested by IHI in connection with any Tax matters or any audit or litigation matters relating to the Company and periods ending on or prior to the Closing Date.

            (c)   ALLOCATION OF LIABILITY FOR TAXES.

                  (i) IHI shall be liable for, and shall indemnify, defend and hold Purchasers harmless from and against, any and all federal income taxes imposed under Subchapter C (Sections 301 through 385) of the Code on or with respect to the Company, or its respective assets, operations or activities for any Pre-Effective Period (the "IHI CORPORATE TAXES").

                  (ii) Purchasers shall be liable for, and shall indemnify, defend and hold IHI harmless from and against, any and all Taxes imposed on or with respect to the Company, or its respective operations, ownership, assets or activities, except for the IHI Corporate Taxes.

            (d)   PRORATION OF TAXES.

                  (i) METHOD OF PRORATION. Tax items shall be apportioned between Pre-Effective Periods and Post-Effective Periods based on a closing of the books and records of the Company as of the Effective Date. With respect to the Company's ownership of entities classified as partnerships for U.S. federal income tax purposes (collectively, the "PASSTHROUGH ENTITY"), the parties agree that, for purposes of allocating the Passthrough Entity's items of income, gain, loss, deduction, credit or other tax items (collectively, "PARTNERSHIP TAX ITEMS") to Pre-Effective and Post-Effective Periods, the Company will, in accordance with Treasury Regulations Section 1.1502-76(b)(2)(v)(A), be treated as if it sold all of its interests in the Passthrough Entity immediately before the Company's departure from the IHI consolidated group. As such, Section 706(c) of the Code and Treasury Regulations Section 1.706-1(c) will be applied to require the Passthrough Entity to allocate to the IHI consolidated group the Passthrough Entity's Partnership Tax Items for the Passthrough Entity's Tax year deemed to be terminated on the Effective Date under the foregoing sentence. The parties agree that, for U.S. federal income Tax purposes, Tax items for the Company shall be apportioned between Pre-Effective and Post-Effective Periods in accordance with U.S. Treasury Regulations Section 1.1502-76(b), which regulations shall be reasonably interpreted by the parties in a manner intended to achieve the method of apportionment described in the preceding three sentences.

                  (ii) NO CONTRARY ELECTIONS. IHI and Purchasers will not exercise any option or election (including any election to ratably allocate a Tax year's items under Treasury Regulation Section 1.1502-76(b)(2)(ii)) to allocate Tax items in a manner inconsistent with Section 8.1(d)(i) hereof.

            (e) CARRYBACKS. If any Tax loss or credit with respect to the Company arising in a Post-Effective Period may be carried back and included in any Tax return filed in a Pre-Effective Period, the Purchasers may not elect to carry back such Tax items.

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            (f) IHI'S RESPONSIBILITIES. IHI shall have the right and obligation to timely prepare and file, and cause to be timely prepared and filed, when due any Tax return that is required to include the operations, ownership, assets or activities of the Company for Pre-Effective Periods.

            (g) PURCHASERS' RIGHTS AND RESPONSIBILITIES. Purchasers shall have the right and obligation to timely prepare and file, or cause to be timely prepared and filed, when due, all Tax returns that are required to include the operations, ownership, assets or activities of the Company for any Post-Effective Periods.

            (h) CONSISTENCY OF ACCOUNTING METHOD. Any Tax return which includes or is based on the operations, ownership, assets or activities of the Company for any Pre-Effective Period, and any Tax return which includes or is based on the operations, ownership, assets or activities of the Company for any Post-Effective Period to the extent the items reported on such Tax return might reasonably increase any Tax liability of IHI for any Pre-Effective Period shall be prepared in accordance with past Tax accounting practices used with respect to the Tax returns of the Company (unless such past practices are no longer permissible under the applicable tax law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the applicable tax law), in accordance with reasonable Tax accounting practices selected by the filing party with respect to such Tax return with the consent (not to be unreasonably withheld or delayed) of the non-filing party.

      8.2. EXPENSES. The Purchasers will pay the fees, expenses and disbursements of the Company and the Purchasers and its agents, representatives, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement and any amendments thereto and the consummation of the transactions contemplated hereby. IHI will pay the fees, expenses and disbursements of IHI and their respective agents, representatives, financial advisors, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement and any amendments hereto and the consummation of the transactions contemplated hereby.

      8.3. RELEASE OF IHI GUARANTEES. The Purchasers and the Company shall use their best efforts to have IHI released from any and all of its guarantees of the Company's indebtedness (the "GUARANTEED INDEBTEDNESS") within 90 days of the Closing Date. The Purchasers and the Company jointly and severally agree to indemnify and defend IHI and hold IHI harmless for any Losses that IHI incurs in connection with the enforcement of any obligations under such guarantees after the Closing, including any reasonable expenses (including professional fees and expenses) incurred in connection therewith.

      8.4. OTHER DOCUMENTS. At the Closing, the Purchasers shall receive the following additional certificates, instruments and documents:

            (a) All of the Company's books and records, including without limitation, minute books, corporate charter, by-laws, stock records, bank account records, accounting records, computer records and all contracts with third parties, except as provided in SECTION 8.5 hereof.

            (b) The written resignations of the directors and officers of the Company, such resignations to be effective concurrently with the Closing on the Closing Date.

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            (c) A copy of the resolutions of the Board of Directors of the
Company authorizing the execution and delivery and performance by it of this Agreement, and certified by the Secretary or Assistant Secretary of the Company.

            (d) IHI shall cause Robert E. Cone to deliver a release of the Purchasers containing the language set forth in SECTION 7.2.

      8.5. RETAINMENT OF CERTAIN RECORDS. Notwithstanding anything else herein to the contrary, IHI may retain, and shall not be obligated to deliver to the Purchasers, any accounting, tax or corporate records that IHI reasonably believes that it needs to retain in order to comply with any laws and regulations or for audit purposes; provided however, that IHI agrees to provide the Purchasers and the Company with reasonable access to such retained records.

      8.6. OF ACQUISITION NOTE. At the Closing, the Company shall deliver a promissory note payable to OF Acquisition, L.P. in the aggregate principal amount of Two Hundred Thousand and No/100 Dollars ($200,000), which note shall bear no interest, become finally due and payable on September 1, 2000, contain a guarantee from the Purchasers, and be in the form attached hereto as EXHIBIT D.

      8.7. ADDITIONAL RELEASES. At the Closing, the Purchasers shall deliver releases in the form attached hereto as EXHIBIT E from each of Lubrication Services, Inc., World Wide Leasing, L.P., Rino Equipment, Ltd., Robert Fair, Midland Recycle, L.L.C., M&L Valve Service, Inc., World Wide Operations, Southwest Casting, Inc. and Western Casting, Ltd., which releases shall also be executed by the Company and IHI.

      8.8. INTERCOMPANY BALANCES. At the Closing but effective as of the Effective Date, any debt owed as of the Closing Date by IHI to the Company or by the Company to IHI or any of IHI's subsidiaries through inter-company balances or accounts, whether incurred before or after the Effective Date, shall be forgiven, cancelled and extinguished, except as otherwise provided herein.

      8.9. CONFIDENTIALITY. No party hereto shall disclose to any third party, person or organization any of the provisions or terms of this Agreement without the specific written consent of the other parties hereto, unless such disclosure is required under applicable law (including without limitation the federal securities laws).

      8.10. NON-COMPETITION. Effective as of the Closing and until the earlier of (i) the full payment and satisfaction of the Company Note or (ii) three years from the date of Dissolution of the Company if the Company Note has not been paid in full, neither Purchaser will, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature: (A) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial or advisory capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business competitive to the demolition business of the Company ("COMPETITIVE BUSINESS") within 150 miles of where the Company conducts business or has conducted business within the past three years (the "TERRITORY"); (B) call upon any person, who is, at that time, an employee or consultant of the Company, for the purpose or with the intent or effect of enticing such employee

                                    - Ex-1 -
or consultant away from or out of the employ or contract with the Company; or
(C) call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of the Company, within the Territory for the purpose of soliciting or selling services or products in a Competitive Business within the Territory. If either of the Purchasers breaches the foregoing covenant, the Purchasers shall be jointly and severally liable to IHI for liquidated damages in an amount equal to the amount of any unpaid principal or interest under the Company Note. Each Purchaser acknowledges that his agreements and the covenants set forth in this Section are material conditions to IHI's agreements to execute and deliver this Agreement and to consummate the transactions contemplated hereby and that IHI would not have entered into this Agreement without such covenants. All of the covenants in this Section shall be construed as an agreement independent of any other provision in this Agreement.

      8.11. BRING-DOWN CERTIFICATES. The obligations of the Purchasers under this Agreement are subject to the satisfaction (or waiver by the Purchasers) of all representations and warranties of IHI contained herein or in any certificate or document delivered to the Purchasers pursuant hereto shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except as contemplated or permitted by this Agreement, and IHI shall deliver to the Purchasers a certificate dated the Closing Date, executed by an officer of IHI to the foregoing effect. The obligations of IHI under this Agreement are subject to the satisfaction (or waiver by IHI) at or prior to the Closing Date of all representations and warranties of the Purchasers contained herein or in any certificate or document delivered to IHI pursuant hereto shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except as contemplated or permitted by this Agreement, and the Purchasers shall deliver to IHI a certificate dated the Closing Date, signed by the Purchasers to the foregoing effect.

      8.12. OPERATION OF THE COMPANY. Until the full payment and satisfaction of the Company Note, the Company shall not, and the Purchasers shall cause the Company to not, without the prior written consent of IHI, (i) consolidate or merge with or sell or transfer all or any portion of its assets to any person or entity, except that the Company shall be allowed to sell the assets of its gas measurement business provided that the proceeds of such sales are used to pay the promissory notes issued by the Purchasers or the Company pursuant to this Agreement and that the Company shall be allowed to sell any other assets of the Company provided that the proceeds of such sales are used to pay debt owed by the Company to parties that are not related to or affiliated with the Company or the Purchasers, (ii) authorize or effect the payment of dividends on or the redemption or repurchase of any capital stock of the Company, (iii) increase the salary of any employee by more than 15% in any given year or hire an employee at a rate 15% higher than previously paid to employees in similar positions, (iv) enter into or engage in any transaction or agreement with any person or entity related to or affiliated with the Company or the Purchasers, or (v) make payments exceeding $25,000 per calendar month in the aggregate pursuant to any aircraft leases or charges associated with such aircraft leases, such as fuel or pilot expenses. The Company agrees to provide IHI with access to such of its books and records as may be reasonably requested by IHI to ensure that the covenants in this SECTION 8.12 are complied with.

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
      8.13. LIENS. The Purchasers and the Company expressly acknowledge and agree that a Texas state tax lien in the amount of $115,006 was filed against the Company in the County of Ector, State of Texas, on January 7, 2000, and further acknowledge and agree that IHI shall have no responsibility or liability with respect to such Texas state tax lien. The Purchasers and the Company further acknowledge and agree that several UCC liens have been filed against the assets of the Company, including without limitation those UCC liens set forth on
SCHEDULE 8.13 hereto, and further acknowledge and agree that IHI shall have no responsibility or liability with respect to such UCC liens, except that IHI will have the liens filed by Comerica Bank-Texas released and any liens filed against the Equipment as a result of obligations owed to Comerica Bank-Texas by IHI that are not released shall remain the sole responsibility of IHI.

      8.14. RESTRICTIONS ON TRANSFER OF COMPANY SHARES. Until the promissory notes issued by the Purchasers or the Company pursuant to this Agreement have been fully paid and satisfied and the Equipment has been delivered to IHI in compliance with ARTICLE VI hereof, the Purchasers and the Company covenant and agree not to, without the prior written consent of IHI (which consent shall not be unreasonably withheld), (i) transfer ownership of any of the Company Shares to any person or entity other than the Purchasers or (ii) issue any capital stock of the Company to any person or entity other than the Purchasers.

                                   ARTICLE IX
                                 INDEMNIFICATION

      9.1. INDEMNIFICATION BY THE PURCHASERS. The Purchasers covenant and agree that they will, jointly and severally (without any right of indemnification or contribution from the Company), indemnify, defend, protect and hold harmless IHI and its officers, directors, employees, shareholders, agents, representatives and Affiliates from and against all Losses incurred by any of such indemnified persons as a result of or arising from (a) any breach of the representations and warranties of the Purchasers set forth herein or in the schedules or certificates delivered in connection herewith, (b) any breach or nonfulfillment of any covenant or agreement on the part of either the Purchasers or the Company under this Agreement, provided that notice of such claim is given on or before the expiration of the statute of limitations with respect to the underlying claim, (c) any property damage, personal injury or death arising from or caused by any Equipment or use of any Equipment prior to the delivery of such Equipment to IHI at the Delivery Location, and (d) Losses suffered by IHI or its Affiliates based upon claims made against it as the parent corporation of the Company.

      9.2. INDEMNIFICATION BY IHI. IHI covenants and agrees that it will indemnify, defend, protect and hold harmless the Purchasers at all times from and after the date of this Agreement from and against all Losses incurred by the Purchasers as a result of or arising from any breach of the representations and warranties of IHI set forth herein, or any breach or nonfulfillment of any covenant or agreement on the part of IHI under this Agreement.

      9.3. ENVIRONMENTAL INDEMNIFICATION. From and after the date hereof, the Purchasers and the Company shall jointly and severally protect, indemnify, defend and hold harmless IHI, its officer, directors, agents and Affiliates in respect of any Losses arising out of or are based upon the Company's violation of any Environmental Law, at any time, whether before or after the Closing

                                    - Ex-1 -

Date, and whether or not IHI was the owner of the Company at the time of the violation or alleged violation.

                                    ARTICLE X
                                 MISCELLANEOUS

      10.1. TERMINATION. This Agreement may be terminated and the transactions contemplated herein may be abandoned (a) by mutual consent of IHI and the Purchasers or (b) by any party hereto by notice to the other parties in the event that the Closing (including the delivery of all of the documents or items required hereunder at the Closing) shall not have occurred on or before June 15, 2000; PROVIDED, HOWEVER, that if the Closing shall have not occurred on or before such date due to a breach of this Agreement by one of the parties, that party may not terminate this Agreement.

      10.2. SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of IHI and the Company, and the heirs and legal representatives of the Purchasers; PROVIDED, HOWEVER, that IHI shall be entitled to make a collateral assignment to its lender of all of the IHI's rights and remedies pursuant to the terms of this Agreement.

      10.3. SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive the execution of this Agreement.

      10.4. ENTIRE AGREEMENT; EXHIBITS AND SCHEDULES. This Agreement (including the schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among IHI, the Company and the Purchasers and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by IHI, the Company and the Purchasers, acting through their respective officers, duly authorized by their respective Boards of Directors. All statements contained in any exhibit, schedule, appendix, certificate or other instrument delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated hereby, are an integral part of this Agreement and shall be deemed representations and warranties hereunder.

      10.5. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

      10.6. BROKERS AND AGENTS. Each party represents and warrants that it employed no broker or agent in connection with the transactions contemplated by this Agreement. Each party agrees to indemnify each other party against all Losses arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

      10.7. NOTICES. All notices and communications required or permitted hereunder shall be in writing and may be given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering

                                    - Ex-1 -
the same in person to an officer or agent of such party, or sent by telecopier, at the address or telecopier number as any party hereto shall specify from time to time.

      10.8. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Texas (except for its principles governing conflicts of laws).

      10.9. EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

      10.10. TIME OF ESSENCE. Time is of the essence with respect to this Agreement.

      10.11. REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and unenforceable, but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

      10.12. ACKNOWLEDGMENT. The Purchasers represent and state that they have carefully and completely read the terms of this Agreement, that they know the contents hereof, that they have complete information and have had the opportunity to obtain complete information material to the contents and terms hereof and the transactions contemplated hereby, that the terms of this Agreement are fully understood, have been negotiated at arms length and are voluntarily accepted, and that the Purchasers have signed this Agreement of their own free will, act and deed and upon advice of their own counsel.

      10.13. INTERPRETATION. It is acknowledged by the parties hereto that (i) no presumptions shall arise favoring either party by virtue of the authorship of any provision of this Agreement, (ii) this Agreement is the result of arms-length negotiations among the parties, (iii) this Agreement has been prepared and reviewed by each party and (iv) this Agreement shall be deemed to be the product of each party.

                    [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK.]

                                    - Ex-1 -

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                              INDUSTRIAL HOLDINGS, INC.


                              By:/S/ MICHAEL N. MARSH
                              Name:  Michael N. Marsh
                              Title: President

                              BLASTCO SERVICES COMPANY

                              By:/S/ ROBERT E. CONE
                              Name:  Robert E. Cone
                              Title: Chief Executive Officer

                              /S/ GARY H. MARTIN
                                  GARY H. MARTIN


                              /S/ WILLIAM R. MASSEY
                                  WILLIAM R. MASSEY


SPOUSAL CONSENTS:

      The wives of Gary H. Martin and William R. Massey, as applicable, hereby join in the execution of this Agreement to evidence their agreement to be bound by the terms and provisions of the Agreement that relate to the transfer and delivery of the ownership of the IHI Shares to IHI.

                              /S/ BEVERLY MARTIN
                              Name: Beverly Martin


                              /S/ NANCY MASSEY
                              Name: Nancy Massey

                                    - Ex-1 -